Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Keith Negrin, VP, Communications

612-669-1459

keith.negrin@deluxe.com

HostPapa Agrees to Acquire Deluxe Corporation’s Web Hosting, Logo Design Operations

MINNEAPOLIS – (BUSINESS WIRE) – January 31, 2023 — This week, Deluxe (NYSE:DLX), a Trusted Payments and Data company™, announced that it has sold the remainder of its web hosting and logo design businesses to HostPapa, a leading global web hosting and cloud service provider for small and medium businesses. The transaction is expected to close in the first quarter subject to the satisfaction of customary closing conditions.

The Deluxe web hosting business serves as a trusted provider to small business customers and email hosting customers around the world. Deluxe also provides white label web site hosting services to enterprise customers, as well as logo solutions and services to small business customers through its Deluxe Logo Design brand. The acquisitions expand HostPapa’s burgeoning hosting and design businesses and increases their scaled offering in numerous markets.

“As Deluxe concentrates more on our core business of payments and data, we sought a scaled business leader that could continue to grow our web hosting and logo design businesses,” said Garry Capers, President of Cloud Solutions for Deluxe. “Deluxe is extremely proud of our team and how they have enabled small businesses to reach millions of customers. This move further streamlines our portfolio and adds more focus to our growth areas of payments and data.”

“HostPapa is committed to further building on our expertise in providing exceptional solutions to small businesses and this transaction is a large step forward in our growth, said Jamie Opalchuk, Founder and Chief Executive Officer of HostPapa, Inc. “Deluxe has built premiere web hosting and logo design services, and we are excited to add these offerings to our mix to continue to help our customers meet their digital and branding needs. We look forward to working with the Deluxe team to transition their processes, clients and people to the HostPapa family.”

This transaction follows last year’s sale of Deluxe’s Australian Hostopia business to Newfold Digital and represents a complete exit from the web hosting and logo design market. Deluxe web hosting and logo design employees will transition to become employees of HostPapa as of the closing. Terms of the sale were not disclosed.

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About Deluxe

Deluxe, a Trusted Payments and Data Company™, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing approximately $3 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.

About HostPapa

HostPapa (www.hostpapa.com), based in Burlington, Ontario, is a leading web hosting and cloud services provider for small businesses across the globe that started its journey in 2006. HostPapa is committed to providing a complete array of enterprise-grade solutions to every business owner. These services, traditionally out of reach to smaller businesses, are offered in a one-stop shop, making it quick and easy for customers to select the services they need to grow. HostPapa backs these offerings with 24-7 award-winning multilingual customer support provided by a team of experts.